Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

May 5, 2023

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Ladies and Gentlemen:

We have acted as counsel to Fidelity National Financial, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale by one or more stockholders of the Company named in the prospectus included in the Registration Statement (the “Selling Stockholders”) from time to time of up to an aggregate of 6,754,567 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3, filed by the Company on May 5, 2023 (the “Registration Statement”), including the prospectus, dated May 5, 2023, which forms a part of the Registration Statement; (ii) the Fifth Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), incorporated by reference as Exhibit 3.1 of the Registration Statement; (iii) the Fifth Amended and Restated Bylaws of the Company, incorporated by reference as Exhibit 3.2 to the Registration Statement; and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on and subject to the foregoing, we advise you that in our opinion the Shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

May5, 2023 Page 2

Very truly yours,

/s/ Weil, Gotshal & Manges LLP